Exhibit 99(d)(5)(i)

AMENDMENT TO SUB-ADVISORY AGREEMENT

THIS AMENDMENT (“Amendment”) to the Sub-Advisory Agreement (“Agreement”) dated as of October 25, 2024 by and between Mercer Investments LLC, a Delaware limited liability company (the “Advisor”), and Baillie Gifford Overseas Limited, a company incorporated in Scotland and having its registered office at Calton Square, 1 Greenside Row, Edinburgh EH1 3AN (the “Sub-Advisor”), is made effective as of the 1st day of July, 2026.

RECITALS

WHEREAS, the Advisor has been retained to act as investment adviser pursuant to an Investment Management Agreement, dated July 1, 2014 and as amended from time to time (the “Advisory Agreement”), with Mercer Funds (the “Trust”), a Delaware statutory trust registered with the U.S. Securities and Exchange Commission as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), which consists of several separate series of shares, each having its own investment objectives and policies, and which is authorized to create additional series in the future;

WHEREAS, the Advisory Agreement permits the Advisor, subject to the supervision and direction of the Trust’s Board of Trustees, to delegate certain of its duties under the Advisory Agreement to other investment advisers, subject to the requirements of the 1940 Act;

WHEREAS, the Sub-Advisor currently manages an allocated portion of the assets of one or more of the Trust’s series (each a “Fund” and collectively, the “Funds”) under the Agreement;

WHEREAS, the Agreement provides that the parties may mutually agree to supplement or amend any provision of the Agreement;

WHEREAS, subject to Clause 12 of the Agreement, the Advisor and the Sub-Advisor desire to amend the Agreement as set forth in this Amendment; and

WHEREAS, the Advisor and the Sub-Advisor intend to amend Exhibit A of the Agreement effective as of the date hereof.

AGREEMENT

NOW THEREFORE, in consideration of the promises and mutual agreements set forth herein, the parties hereby agree to amend the Agreement, as follows:

1.	Exhibit A of the Agreement is hereby deleted in its entirety and replaced with the Exhibit A attached to this Amendment.

2.	The Advisor and the Sub-Advisor each acknowledge that all of their respective representations and warranties contained in the Agreement are true and correct as of the date hereof.

3.	All other terms and provisions of the Agreement shall remain in full force and effect, except as modified hereby.

4.	This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

(Signature Page Follows)

2

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first written above.

ADVISOR			SUB-ADVISOR
MERCER INVESTMENTS LLC			BAILLIE GIFFORD OVERSEAS LIMITED

By:	/s/ Larry Vasquez		By:	/s/ Andrew Keiller
	Name:	Larry Vasquez		Name:	Andrew Keiller
	Title:	Vice President		Title:	Director

EXHIBIT A

SUB-ADVISORY AGREEMENT

BETWEEN MERCER INVESTMENTS LLC

AND

BAILLIE GIFFORD OVERSEAS LIMITED

July 1, 2026

MERCER FUNDS

FEE SCHEDULE

A. Mercer Emerging Markets Equity Fund

The Sub-Advisory Fee payable in respect of the Sub-Advisor Assets in Mercer Emerging Markets Equity Fund (the “EM Mandate”) shall be calculated as set out in this Section A (as calculated, the “EM Management Fee”).

1.	The Sub-Advisor and the Advisor (and its affiliates) have agreed to a global fee arrangement which will apply to the aggregate net asset value of the following assets managed by Baillie Gifford & Co or its subsidiaries from time to time (the “Baillie Gifford Entities”):
(a)	assets managed on a segregated basis pursuant to investment management agreements between any of the Baillie Gifford Entities and Mercer Global Investments Canada Limited, Mercer Trust Company, Mercer Investments (New Zealand) Limited, Mercer Investments (Australia) Limited, Mercer Global Investments Europe Limited, and/or Mercer Investments LLC (the “Mercer Entities”), including the assets managed pursuant to this Agreement;
(b)	assets managed on a pooled fund basis pursuant to the subscription agreement relating to the subscription for shares in Baillie Gifford Funds entered into by Sysco Corporation Retirement Plan Trust; and
(c)	such other assets as notified by the Sub-Advisor to the Advisor from time to time, (altogether, the “Global Mandate”).

Notwithstanding any terms to the contrary in this Agreement, the Advisor agrees that at any time during the term of this Agreement the Sub-Advisor may disclose the name and the net asset value of the EM Mandate to each of the Mercer Entities and to such additional entities advised by the Advisor to the Sub-Advisor by email from time to time.

For the avoidance of doubt, assets in any fund or collective vehicle managed by Baillie Gifford & Co or its affiliates will not be included in the Global Mandate unless expressly agreed by the Sub-Advisor. Where necessary, the assets of the individual mandates within the Global Mandate shall be converted to USD using the applicable month-end FX rate provided by WM/Reuters Company 4pm London Rate (WM11).

2.	The EM Management Fee paid to the Sub-Advisor will be based on the EM Mandate’s portion of the Global Mandate. The average of the three month-end net asset values of the Global Mandate during the relevant quarter will be calculated by the Sub-Advisor at each Calculation Date (as defined below) based on net asset values provided by the custodian converted to USD as above (the “Aggregate Asset Value”). The Aggregate Asset Value shall determine the annualized fee rate to be applied to the EM Mandate to produce a daily fee for each day of that quarter (the “EM Fee Rate”) as follows:
(a)	For the period starting on the EM Commencement Date (as defined below) and ending 31 March 2027, a flat rate of 0.40% (40 bps) shall be applied to the daily net asset values of the EM Mandate for the relevant quarter.
(b)	For all periods starting after 31 March 2027:
(i)	where the Aggregate Asset Value equals or exceeds $3 billion, a flat rate of 0.40% (40 bps) shall be applied to the daily net asset values of the EM Mandate for the relevant quarter; or
(ii)	where the Aggregate Asset Value is less than $3 billion, the below tiered fee scale shall be applied to the Aggregate Asset Value and the result will be divided by the Aggregated Asset Value to calculate the EM Fee Rate, which is expressed as a percentage and rounded to two decimal places. The EM Fee Rate so calculated will then be applied to the daily net asset values of the EM Mandate for the relevant quarter.

Aggregate Asset Value (US$)	EM Fee Rate*
On the first $500 million	0.50% (50 bps)
On the next $500 million	0.45% (45 bps)
Thereafter	0.40% (40 bps)

For the avoidance of doubt, the notional annualized fee calculated by applying the EM Fee Rate to the daily net asset value of the EM Mandate in respect of any given day will then be divided by 365 (or 366 in a leap year) to calculate the daily fee for that day. The applicable quarterly EM Management Fee payable will be the sum of the relevant daily fees for the relevant quarter.

*The above EM Fee Rates are subject to a minimum fee for the EM Mandate of $200,000 (USD) per annum, exclusive of any applicable tax. For the avoidance of doubt, the terms of this schedule do not affect any other minimum fee arrangements agreed between the Advisor and the Sub-Advisor.

In the event that the Sub-Advisor receives any fee from or on behalf of the Advisor before an invoice has been issued for such fee, then that fee will be deemed due and payable on the date that the Sub-Advisor actually receives payment.

3.	Computation

As soon as practicable after the last day of the relevant quarter (the “Calculation Date”), the Sub-Advisor shall send to the Advisor a management fee calculation in respect of the EM Management Fee (the “Calculation”) for that calendar quarter as of the close of business on the Calculation Date. The Advisor may approve or disapprove the Calculation within twenty (20) Business Days of its receipt. In the event that the Calculation has been accurately prepared in accordance with the terms of this Agreement, the Advisor shall pay the EM Management Fee to the Sub-Advisor within 45 days of receipt of the Calculation. Payment shall be made by wire transfer or other electronic means approved by the Sub-Advisor. In the event of a dispute between the parties regarding the accuracy of the Calculation, it is hereby agreed that all discussions in resolution of such dispute will be conducted promptly and in good faith.

4.	Calculation Date from EM Mandate Commencement

The first calculation period for the EM Management Fee will commence on the day the EM Mandate is seeded (the “EM Commencement Date”) and finish on the first Calculation Date. If this period is less than three complete calendar months, the Advisor agrees to pay the amount payable in accordance with this Section A multiplied by an amount equal to the number of days between the EM Commencement Date and the Calculation Date divided by the number of days in the quarter.